Filed pursuant to Rule 433

Registration No. 333-141868

February 26, 2008

Final Term Sheet

JPY 100,000,000,000 0.75% Global Notes due 2011

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	JPY 100,000,000,000

Denomination:	JPY 1,000,000

Maturity:	March 22, 2011

Redemption Amount:	100%

Interest Rate:	0.75% per annum, payable in two equal, semi-annual installments in arrears

Date of Pricing:	February 26, 2008

Closing Date:	March 4, 2008

Interest Payment Dates:	March 22 and September 22 in each year

First Interest Payment Date:	September 22, 2008 (for interest accrued from and including March 4, 2008 to but excluding September 22, 2008)

Interest Payable on First Interest Payment Date:	JPY 415,068,493 (for aggregate principal amount of JPY 100,000,000,000)

Currency of Payments:	USD unless noteholder elects payment in JPY

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Day Count Fraction:	ACTUAL/365 (fixed) Method

Price to Public/Issue Price:	99.892%

Underwriting Commissions:	0.075%

Proceeds to KfW:	99.817%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

CUSIP:	500769CQ5

ISIN:	US500769CQ57

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Lead Managers:	Daiwa Securities SMBC Europe Mitsubishi UFJ Securities International Nikko Citi

Co-Lead Managers:	Mizuho International Nomura International UBS Investment Bank

Stabilization Manager:	Citigroup Global Markets Limited

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link:

http://www.sec.gov/Archives/edgar/data/821533/000132693207000161/f01599e424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000132693207000153/f01595e424b3.htm.

Certain information relating to the notes is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000132693207000375/f01759e18vkza.htm#105.

Alternatively, Nikko Citi will arrange to send you the prospectus, which you may request by calling toll-free +1-877-858-5407.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.